 As filed with the Securities and Exchange Commission on November 19, 1999
                                                      Registration No. 333-87433
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 8
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                               SciQuest.com, Inc.
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                     5199                    56-2127592
     (State or other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of              Industrial           Identification Number)
    Incorporation or          Classification Code
      Organization)                 Number)

                               ----------------

                       5151 McCrimmon Parkway, Suite 208
                       Morrisville, North Carolina 27560
                                 (919) 659-2100
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                                M. Scott Andrews
                     President and Chief Executive Officer
                               SciQuest.com, Inc.
                       5151 McCrimmon Parkway, Suite 208
                       Morrisville, North Carolina 27560
                                 (919) 659-2100
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               ----------------

                                   Copies to:

 Grant W. Collingsworth,    Fred D. Hutchison, Esq.   Alexander D. Lynch, Esq.
          Esq.              Helga L. Leftwich, Esq.     Babak Yaghmaie, Esq.
 James H. Sinnott, Esq.     Hutchison & Mason PLLC       Brobeck, Phleger &
    Morris, Manning &       3110 Edwards Mill Road          Harrison LLP
     Martin, L.L.P.                Suite 100             1633 Broadway, 47th
 1600 Atlanta Financial     Raleigh, North Carolina             Floor
         Center                      27612            New York, New York 10019
  3343 Peachtree Road,
          N.E.
 Atlanta, Georgia 30326

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

   If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

Item 13. Other Expenses of Issuance and Distribution

   Securities and Exchange Commission registration fee................ $ 32,226
   National Association of Securities Dealers, Inc. fee............... $  9,000
   Nasdaq Stock Market listing fee.................................... $ 90,000
   Accountants' fees and expenses..................................... $270,000
   Legal fees and expenses............................................ $430,000
   Blue Sky fees and expenses......................................... $ 10,000
   Transfer Agent's fees and expenses................................. $ 20,000
   Printing and engraving expenses.................................... $125,000
   Miscellaneous...................................................... $  3,774
                                                                       --------
     Total Expenses................................................... $990,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

   Our Amended and Restated Certificate of Incorporation limits personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Delaware General Corporation Law. Such provisions provide that no director of SciQuest.com shall have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty of care or other duty as a director. However, such provisions shall not eliminate or limit the liability of a director

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law;

  . for voting or assenting to unlawful distributions; or

  . for any transaction for which the director derived an improper personal benefit.

   The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of our stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

   Section 7 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

Item 15. Recent Sales of Unregistered Securities

   The share numbers presented below are provided with respect to our shares of common stock and Series A convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C convertible preferred stock, Series D mandatorily redeemable convertible preferred stock and Series E convertible preferred stock and reflect (1) various stock splits and (2) the recapitalization of the Series A convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C convertible preferred stock, Series D mandatorily redeemable convertible preferred stock and Series E convertible preferred stock into common stock, which will occur immediately prior to completion of this offering.

   Except as described below, there have been no securities sold by us within the last three years that were not registered under the Securities Act.

   (a) Issuances of Securities

   On July 30, 1999, we issued an aggregate of 114,995 shares of Series E convertible preferred stock in connection with our acquisition of Internet Auctioneers International, Inc., in exchange for the shares of capital stock of the former stockholders of Internet Auctioneers International, Inc.

   In May and June 1999, we sold an aggregate of 3,312,720 shares of Series D mandatorily redeemable convertible preferred stock to certain of our existing stockholders and new investors, with attached stock purchase warrants exercisable for an aggregate of 1,004,829 shares of common stock, at an aggregate offering price of $37,500,000.

   On March 1, 1999, we sold 89,408 shares of restricted Series C convertible preferred stock to Antony Francis, our vice president of operations, at an aggregate purchase price of $250,000.

   On September 29, 1998, we (i) issued an aggregate of 546,405 shares of Series C convertible preferred stock in connection with our acquisition of BioSupplyNet, Inc., in exchange for the shares of capital stock of the former stockholders of BioSupplyNet, Inc., and (ii) issued stock purchase warrants exercisable into an aggregate of 162,718 shares of common stock to former holders of stock purchase warrants to purchase shares of capital stock of BioSupplyNet, Inc., at an exercise price of $1.85 per share.

   Between March 13, 1998 and June 15, 1998, we issued convertible promissory notes in the aggregate principal amount of $515,000, which were converted into an aggregate of 187,394 shares of Series B mandatorily redeemable convertible preferred stock (including shares issued in respect of accrued interest on the convertible promissory notes) on July 30, 1998. We also issued warrants to the holders of the convertible promissory notes to purchase an aggregate of 57,545 shares of Series B mandatorily redeemable convertible preferred stock. Between July 30, 1998 and November 19, 1998, we sold a total of 3,590,232 additional shares of Series B mandatorily redeemable convertible preferred stock (excluding the shares issued upon conversion of the convertible promissory notes) to certain investors, at an aggregate offering price of $10,038,979.

   Between March 6, 1997 and September 11, 1997, we issued convertible promissory notes to certain individuals in the aggregate principal amount of $80,000, which were converted into a total of 90,702 shares of Series A convertible preferred stock (including shares issued in respect of accrued interest on the notes). We also issued warrants to certain holders of the convertible promissory notes to purchase an aggregate of 14,583 shares of Class A common stock. Between October 2, 1997 and October 17, 1997, we sold a total of 678,519 additional shares of Series A convertible preferred stock (excluding the shares issued on conversion of the convertible promissory notes) to certain investors at an aggregate offering price of $617,452.

   On August 15, 1996, we sold an aggregate of 250,020 shares of Class A common stock to an investor for $50,000 in cash and cancellation of convertible debt of $50,000, which were converted in September, 1997 into 250,020 shares of Class B common stock.

   From September 15, 1997 through September 30, 1999, we issued options to certain employees, consultants and others to purchase an aggregate of 1,961,300 shares of common stock at a weighted average exercise price of $1.58 per share. As of September 30, 1999, 274,421 of such options have been exercised, 108,926 of such options have been terminated and 1,577,953 of such options remain outstanding at a weighted average exercise price of $1.75 per share.

   In October 1999, we agreed to issue warrants to acquire an aggregate of 3,724,307 shares of common stock at an exercise price of $0.01 to Ambion, Inc., Amersham Pharmacia Biotech, Inc., BioWhittaker, a Cambrex Company, Dow Chemical Company, DuPont Pharmaceuticals Company, Monsanto Company, Endogen, Inc., NEN Life Science Products, Inc., PerkinElmer, Inc., Pierce Chemical Company and QIAGEN N.V.

   We may be required to issue warrants to purchase shares of our common stock at an exercise price of $0.01 per share to the holders of our series B and series D preferred stock in connection with the conversion of the series B and series D preferred stock if the initial public offering price is less than $12.20 per share.

   (b) Hambrecht & Quist, LLC, served as placement agent in connection with the offer and sale by us of our Series D convertible preferred stock and related warrants to purchase Class A common stock and has received compensation in the form of cash and warrants for such services. Except as so noted, underwriters were involved in connection with the sales of securities referred to in paragraph (a) of this Item 15.

   (c) The convertible promissory notes, the warrants and the shares of Class B common stock, Series A convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C convertible preferred stock, Series D mandatorily redeemable convertible preferred stock and Series E convertible preferred stock described in paragraph (a) of this Item 15 were issued in reliance on the exemption provided by Section 4(2) and/or Rule 506 of Regulation D promulgated pursuant to the Securities Act. The issuances of stock options and the shares of common stock issuable upon the exercise of the options as described in paragraph (a) of this Item 15 were issued in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder, as well as Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
   1.1+  Form of Underwriting Agreement.

   3.1+  Second Amended and Restated Certificate of Incorporation of the
         Registrant.

   3.2+  Amended and Restated Bylaws of the Registrant.

   3.3+  Certificate of Amendment of Amended and Restated Certificate of
         Incorporation dated November 12, 1999.

   4.1+  See Exhibits 3.1 and 3.2 for provisions of the Second Amended and
         Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining rights of the holders of Common Stock of the Registrant.

   4.2+  Specimen Stock Certificate.

   5.1+ Opinion of Hutchison & Mason PLLC, Counsel to the Registrant, as to the legality of the shares being registered.

  10.1+  SciQuest.com, Inc. Stock Option Plan dated as of September 4, 1997.

  10.2+  Amendment No. 1 to SciQuest.com, Inc. Stock Option Plan dated as of
         September 11, 1998.

  10.3+  Amendment No. 2 to SciQuest.com, Inc. Stock Option Plan dated as of
         February 26, 1999.

  10.4+  Amendment No. 3 to SciQuest.com, Inc. Stock Option Plan dated as of
         March 1, 1999.

  10.5+  Amendment No. 4 to SciQuest.com, Inc. Stock Option Plan dated as of
         August 27, 1999.

  10.6+ Agreement of Sublease by and between Inspire Pharmaceuticals, Inc. and the Registrant dated July 31, 1998.

  10.7+  Sublease Agreement by and between Applied Innovation, Inc. and the
         Registrant dated March 11, 1999.

  10.8+  Sublease Agreement by and between Vascular Therapeutics, Inc. and the
         Registrant dated August 19, 1999.


 Exhibit
 Number                                Description
 -------                               -----------
 10.9+   Master Lease Agreement by and between Comdisco, Inc. and the
         Registrant dated May 21, 1999, as amended.

 10.10+  Stock Restriction Agreement by and between the Registrant and Antony
         Francis dated March 1, 1999.

 10.11+ Registration Rights Agreement by and among the Registrant and the purchasers of Class B Common Stock and the purchasers of Series A
         Convertible Preferred Stock dated October 17, 1997, as amended.

 10.12+ Registration Rights Agreement by and among the Registrant and the purchasers of Series C Convertible Preferred Stock dated September 29,
         1998.

 10.13+  Registration Rights Agreement by and among the Registrant and Antony
         Francis dated March 1, 1999.

 10.14+ Registration Rights Agreement by and among the Registrant, the holders of Series B Mandatorily Redeemable Convertible Preferred Stock and the purchasers of Series D Mandatorily Redeemable Convertible Preferred
         Stock dated May 18, 1999, as amended.

 10.15+ Registration Rights Agreement by and among the Registrant and the holders of Series E Convertible Preferred Stock dated July 27, 1999.

 10.16+  Merger Agreement by and among the Registrant, SciQuest Merger
         Subsidiary, Inc., Internet Auctioneers International, Inc. and Mark
         Atlas as dated July 27, 1999.

 10.17+  Merger Agreement by and among the Registrant, SciQuest Acquisition,
         Inc. and BioSupplyNet, Inc. dated September 29, 1998.

 10.18+ Lease Agreement by and between Duke-Weeks Realty Limited Partnership and the Registrant dated as of October 19, 1999.

 10.19+ Content Conversion Services Agreement by and between the Registrant and Requisite Technology, Inc. dated December 18, 1998.

 10.20** Form of Strategic Alliance Plus Agreement with SciQuest.com.

 10.21** Letter Agreement between the Registrant and Monsanto Company dated
         October 21, 1999.

 10.22** Letter Agreement between the Registrant and Dow Chemical Co. dated
         October 20, 1999.

 10.23+  Amendment No. 5 to SciQuest.com, Inc. Stock Option Plan.

 10.24+  SciQuest.com, Inc. 1999 Stock Incentive Plan dated as of October 12,
         1999.

 10.25** Letter Agreement between the Registrant and DuPont Pharmaceuticals
         Company dated October 25, 1999.
 16.1+   Letter from Hughes, Pittman and Gupton LLP.

 21.1+   List of Subsidiaries.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2+   Consent of Hutchison & Mason PLLC (included in Exhibit 5.1).

 24.1+ Powers of Attorney (included on the signature page to the original filing of this registration statement).

 27.1+   Financial Data Schedule.

--------
** We have requested confidential treatment of certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. A redacted version of this agreement has been filed. The entire agreement has been filed separately with the Securities and Exchange Commission.
+  Previously filed.

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The Registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina on the 19th day of November, 1999.

                                          SciQuest.com, Inc.

                                                  /s/ M. Scott Andrews
                                          By: _________________________________
                                                     M. Scott Andrews,
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ M. Scott Andrews            President, Chief Executive  November 19, 1999
______________________________________  Officer and Director
           M. Scott Andrews             (Principal Executive
                                        Officer)

                  *                    Vice President of Business  November 19, 1999
______________________________________  Development and Director
          Peyton C. Anderson

                  *                    Chief Financial Officer     November 19, 1999
______________________________________  (Principal Financial and
           James J. Scheuer             Accounting Officer)

                  *                    Director                    November 19, 1999
______________________________________
            Noel J. Fenton

                  *                    Director                    November 19, 1999
______________________________________
          Gautam A. Prakash

                  *                    Director                    November 19, 1999
______________________________________
            Alan J. Taetle

                  *                    Director                    November 19, 1999
______________________________________
            Bruce J. Boehm

                  *                    Director                    November 19, 1999
______________________________________
         Timothy T. Weglicki

       /s/ M. Scott Andrews
*By __________________________________
           M. Scott Andrews
           Attorney-in-Fact